NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Reports 60% Growth in Revenue
for Fourth Quarter 2017

●	Fourth quarter revenue grew to $3.7 million while full-year 2017 revenue more than doubled over prior-year to $15.6 million

●	Tool Revenue was largest growth driver in the quarter and year, up 48% and 93%, respectively; Contract Services revenue nearly doubled in the quarter and tripled in the year

●	Generated $2.4 million in cash from 2017 operations

VERNAL, UT, March 8, 2018 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the fourth quarter and full year ended December 31, 2017.

Troy Meier, Chairman and CEO of Superior Drilling Products, noted, “We made excellent progress in 2017, growing significantly, generating cash and demonstrating the strength of our business model. We believe our flagship Drill-N-Ream® (DnR) wellbore conditioning tool is proving out its value proposition that it deserves to be on every well and we expect our StriderTM oscillation system technology will be another leading technology for the oil & gas drilling industry. We continue to focus on the development of new technologies, making improvements in our manufacturing processes and supply chain while building a strong, reliable team that can execute our strategy for growth.”

Fourth Quarter 2017 Financial Summary

($ in thousands,except per share amounts)
	Q4 2017	Q4 2016	$Y/Y Change	% Y/Y Change	Q3 2017	$ Seq. Change	% Seq. Change
Tool sales/rental	$1,434	$1,451	$(17)	(1.2)%	$2,012	$(578)	(28.7)%
Other related tool revenue	1,224	342	882	257.9%	1,171	53	4.5%
Tool Revenue	2,658	1,794	864	48.2%	3,183	(525)	(16.5)%
Contract Services	1,072	539	533	98.9%	1,264	(192)	(15.2)%
Total Revenue	$3,730	$2,333	$1,397	59.9%	$4,447	$(717)	(16.1)%
Operating income (loss)	(670)	(2,213)	1,543	NM	720	(1,389)	(193.1)%
As a % of sales	NM	NM			16.2%
Net income (loss)	$(786)	$(2,614)	1,829	NM	$586	(1,372)	(234.0)%
Diluted earnings (loss) per share	$(0.03)	$(0.11)	$0.08	NM	$0.02	$(0.05)	(224.2)%

Revenue increased $1.4 million, or 60%, over the prior-year period to $3.7 million from growth in both Tool Revenue and Contract Services. Sequentially, revenue was down 16% which was in-line with expectations as exhausted customer annual budgets typically result in a slowing of activity into year-end.

Tool Revenue was $2.7 million in the quarter, an increase of $0.9 million, or 48% over the prior-year period. The growth was driven by a 258% increase to $1.2 million of Other related tool revenue, which is comprised of royalty, maintenance, and repair fees. The growth reflects the benefit of increased recurring revenue associated with the growing rental fleet deployed in the marketplace. Tool sales/rental were essentially unchanged in the fourth quarter of 2017, which was mostly the result of the initial rental fleet ramp-up process which was still underway by the channel partner in the fourth quarter of 2016.

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full-year 2017
March 8, 2018

Contract Services revenue was $1.1 million, which essentially doubled from the prior-year period and far outpaced the 57% year-over-year increase in average U.S. rig count in the quarter as the Company continues to support drill bit refurbishment beyond its contracted area and provide other contract manufacturing services.

Net loss was $786 thousand compared with net loss of $2.6 million in the fourth quarter of 2016. Included in net loss for the fourth quarter of 2017 was a $.6 million bonus expense in lieu of stock (see Operational Review). Included in the net loss for the fourth quarter of 2016 were pre-tax asset impairment charges of $1.1 million.

Adjusted EBITDA (see NOTE 1), or earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, grew to $791 thousand compared with $49 thousand in the prior-year period from the strength in revenue growth. Adjusted EBITDA declined from $1.8 million in the trailing third quarter on lower sequential volume from seasonality combined with year-end compensation items and spending associated with the Middle East expansion and increased engineering costs associated with the commercialization of Open Hole Strider.

NOTE 1: The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net income to adjusted EBITDA.

Fourth Quarter 2017 Operational Review

($ in thousands)	Q4 2017	Q4 2016	$ Y/Y Change	% Y/Y Change	Q3 2017	$ Seq. Change	% Seq. Change
Cost of revenue	$1,571	$1,167	$405	34.7%	$1,717	(145)	(8.5)%
As a percent of sales	42.1%	50.0%			38.6%
Selling, general & administrative	$1,897	$1,627	$270	16.6%	$1,102	795	72.1%
As a percent of sales	50.9%	69.7%			24.8%
Depreciation & amortization	$931	$912	$19	2.1%	$908	24	2.6%
Impairment of property, plant and equipment - held for sale	$-	$840	$(840)	(100.0)%	$-	-	NM
Total operating expenses	$4,400	$4,546	$(146)	(3.2)%	$3,727	$673	18.1%

Cost of revenue as a percentage of sales decreased from 50.0% to 42.1%, primarily a result of higher volume, increased productivity, and improved mix as it relates to royalties and maintenance.

Selling, general and administrative expense (SG&A), which includes research and engineering, declined over the prior year period, but increased sequentially due to increases in engineering costs related to the StriderTM technology products, spending related to the Company’s expansion into the Middle East, and a $587,500 bonus expense in lieu of stock paid to the founders which would have otherwise vested over 3 years. The founders used the bonus to pay principle and interest on the Tronco note receivable which was reduced to $7.4 million at the end of 2017. The note receivable is currently over collateralized with 8,267,860 shares and 530,725 restricted stock units.

Operating loss was $669,800. On an adjusted basis (non-GAAP), the operating loss was $82,300 excluding consideration of the founders’ bonus expense.

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full-year 2017
March 8, 2018

Full Year 2017 Review

($ in thousands,except per share amounts)	2017	2016	$ Change	% Change
Tool Revenue	$10,597	$5,483	5,114	93.3%
Contract Services	$4,998	$1,670	3,328	199.3%
Total Revenue	$15,595	$7,153	8,442	118.0%
Cost of revenue	5,960	4,492	1,469	32.7%
As a % of sales	38.2%	62.8%
Selling, general & administrative	5,734	5,776	(41)	(0.7)%
As a % of sales	36.8%	80.7%
Depreciation & amortization	3,677	4,291	(615)	(14.3)%
Operating expenses	15,371	14,559	812	5.6%
Impairment of property/goodwill	-	840
Total operating expenses	15,371	15,399
Operating income (loss)	225	(8,246)	8,471	102.7%
Net loss	$(279)	(9,129)	8,850	96.9%
Diluted loss per share	$(0.01)	$(0.48)	0.47	97.9%

Revenue for 2017 increased 118% over 2016 to $15.6 million, driven by market share growth and stronger market conditions with a 72% increase in the U.S. rig count. Tool revenue of $10.6 million increased 93%, or $5.1 million, from the prior-year period. Tool revenue was comprised of $6.7 million in tool sales/rental and $3.9 million in other related revenue. Contract Services revenue almost tripled to $5.0 million when compared with the prior-year period.

During the year, the Company continued to gain market share with its DnR tool, made significant strides in validating the performance of our StriderTM technology products, continued to strengthen relationships with important contract services customers, and entered a Middle East market development agreement with a well-established international partner.

Operating income for the year was $224,500. Excluding the founders’ bonus expense, operating income was $812,000, or 5.2% of sales. Net loss was $279,000, or $0.01 per diluted share in 2017.

Adjusted EBITDA (see NOTE 1) was $5.0 million, compared with an adjusted EBTIDA loss of $1.5 million in 2016, from higher revenue, improved mix, operational and efficiency improvements, and cost discipline. See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net income to adjusted EBITDA.

Balance Sheet and Liquidity

Cash generated by operations was $2.4 million in the year. At December 31, 2017, cash and equivalents was $2.4 million.

Total debt at the end of the year was $12.8 million, down $3.9 million, or 23%, compared with $16.7 million at December 31, 2016.

During the fourth quarter, the Company had capital expenditures of $90 thousand. For the year, capital expenditures were $936 thousand compared with $353 thousand in 2016.

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full-year 2017
March 8, 2018

Outlook and 2018 Guidance

Mr. Meier, added, “2018 is looking to be another exciting year for SDP as we expect another year of strong growth. We are in the process of evaluating the market share achievement of our DnR channel partner for the end of 2017, and are in conversations about our plans and expectations for 2018. We have a very strong partner and expect that they can meet or exceed the 17.5% market share requirement by the end of 2018. Although still in market development evaluation stages, we are really encouraged with the performance of the DnR in the Middle East and expect that to be another growth area in the latter half of 2018 and beyond. In addition, we have the StriderTM product line being requested and see this tool as another large future opportunity for SDP. Not losing sight of our legacy business, we are finalizing discussions with our drill bit refurbishment customer and anticipate that in the end we will be in a much better position while helping our customer succeed.”

Financial estimates for 2018 are expected to fall in the following ranges:

Revenue:	$18 million to $22 million
Operating margin:	5% to 10%
Interest Expense:	Approximately $750 thousand
Depreciation and Amortization:	Slightly under $4.0 million
Capital Expenditures:	Approximately $1 million

Webcast and Conference Call

The Company will host a conference call and live webcast today at 9:00 am MT (11:00 am ET) to review the financial and operating results for the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available immediately prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored on Superior Drilling Products’ website at www.sdpi.com/events.

A telephonic replay will be available from 12:00 p.m. MT (2:00 p.m. ET) the day of the teleconference until Thursday, March 15, 2018. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13676788, or access the webcast replay via the Company’s website at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full-year 2017
March 8, 2018

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein.

For more information, contact investor relations:

Deborah K. Pawlowski / Jeanne Ernst

Kei Advisors LLC

(716) 843-3908 / (716) 242-8635

dpawlowski@keiadvisors.com / jernst@keiadvisors.com

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full-year 2017
March 8, 2018

Superior Drilling Products, Inc.

Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016

Revenue	$3,730,010	$2,332,658	$15,595,659	$7,153,063

Operating cost and expenses

Cost of revenue	1,571,367	1,166,699	5,960,223	4,491,670
Selling, general, and administrative expenses	1,897,092	1,626,628	5,734,315	5,775,760
Depreciation and amortization expense	931,368	912,035	3,676,598	4,291,249
Impairment of property, plant and equipment - held for sale	-	840,380	-	840,380

Total operating costs and expenses	4,399,827	4,545,742	15,371,136	15,399,059

Operating income (loss)	(669,817)	(2,213,084)	224,523	(8,245,996)

Other income (expense)
Interest income	91,601	78,579	346,926	313,547
Interest expense	(207,351)	(511,804)	(905,990)	(1,613,214)
Other income	-	49,976	43,669	237,203
Gain on sale of assets	-	(17,841)	12,167	177,611
Total other expense	(115,750)	(401,090)	(503,228)	(884,853)

Income (loss) before income taxes	$(785,567)	$(2,614,174)	$(278,705)	$(9,130,849)

Income tax benefit	-	-	-	(2,000)
Net income (loss)	$(785,567)	$(2,614,174)	$(278,705)	$(9,128,849)

Basic income (loss) earnings per common share	$(0.03)	$(0.11)	$(0.01)	$(0.48)

Basic weighted average common shares outstanding	24,416,577	23,771,265	24,268,409	19,155,981

Diluted income (loss) per common Share	$(0.03)	$(0.11)	$(0.01)	$(0.48)

Diluted weighted average common shares outstanding	24,416,577	23,771,265	24,268,409	19,155,981

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full-year 2017
March 8, 2018

Superior Drilling Products, Inc.

Consolidated Balance Sheet
(unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash	$2,375,179	$2,241,902
Accounts receivable, net	2,667,042	1,038,664
Prepaid expenses	111,530	76,175
Inventories	1,196,813	1,167,692
Asset held for sale	-	2,490,000
Other current assets	-	13,598

Total current assets	6,350,564	7,028,031

Property, plant and equipment, net	8,809,348	9,068,359
Intangible assets, net	6,132,778	8,579,444
Related party note receivable	7,367,212	8,296,717
Other noncurrent assets	15,954	15,954
Total assets	$28,675,856	$32,988,505

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,021,469	$1,066,514
Accrued expenses	543,758	449,004
Capital lease obligation	-	217,302
Related party debt obligation	-	272,215
Current portion of long-term debt, net of discounts	6,101,678	2,905,682

Total current liabilities	$7,666,905	$4,910,717

Other long term liability	-	820,657
Long-term debt, less current portion, net of discounts	6,706,375	13,288,701
Total liabilities	$14,373,280	$19,020,075

Stockholders’ equity
Common stock (24,535,334 and 24,120,695)	24,535	24,120
Additional paid-in-capital	38,907,864	38,295,428
Accumulated deficit	(24,629,823)	(24,351,118)
Total stockholders’ equity	$14,302,576	$13,968,430
Total liabilities and shareholders’ equity	$28,675,856	$32,988,505

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full-year 2017
March 8, 2018

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows
(unaudited)

	2017	2016
Cash Flows From Operating Activities
Net loss	$(278,705)	$(9,128,849)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	3,676,598	4,291,249
Amortization of debt discount	79,424	107,975
Deferred tax benefit	-	(2,000)
Share - based compensation expense	612,851	783,462
Unrealized loss on warrant derivative	-	112,024
Impairment of property, plant and equipment	-	1,054,482
Impairment of inventories	-	569,602
Gain on sale of assets	(12,167)	(177,611)
Changes in operating assets and liabilities:
Accounts receivable	(1,628,378)	822,338
Inventories	(29,121)	(115,444)
Prepaid expenses and other noncurrent assets	(21,757)	89,677
Other noncurrent assets	-	(60,866)
Accounts payable and accrued expenses	13,990	(218,375)
Other long-term liabilities	(53,355)	(59,375)
Net Cash Provided By (Used In) Operating Activities	$2,359,380	$(1,931,711)

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(936,118)	(352,751)
Proceeds from sale of fixed assets	2,483,921	517,385
Net Cash Provided By Investing Activities	1,547,803	164,634

Cash Flows From Financing Activities
Principal payments on debt	(3,482,311)	(3,254,971)
Principal payments on capital lease obligations	(74,293)	(360,971)
Principal payments on related party debt	(217,302)	(268,835)
Proceeds received from borrowings on debt	-	1,500,000
Proceeds from line of credit	-	226,885
Proceeds from sale of subsidiary	-	50,700
Proceeds from payment on note receivable	-	22,533
Proceeds received from issuance of common stock, net	-	5,027,082
Debt issuance costs	-	(230,446)
Net Cash Provided By (Used In) Financing Activities	(3,773,906)	2,711,977

Net Increase (Decrease) in Cash	133,277	944,900
Cash at Beginning of Period	2,241,902	1,297,002
Cash at End of Period	$2,375,179	$2,241,902

Supplemental information:
Cash paid for interest	$851,671	$1,563,280
Non-cash payment of other long-term liability by offsetting related party note receivable	$1,267,711	$311,979
Acquisition of equipment by issuance of note payable	$16,557	$-
Warrants issued for bridge financing debt	$-	$112,024
Long-term debt paid with stock	$-	$1,000,000

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full-year 2017
March 8, 2018

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

	Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016

GAAP net income (loss)	$(785,567)	$586,039	$(2,614,174)
Add back:
Depreciation and amortization	931,368	907,837	912,035
Impairment of assets	-	-	1,050,855
Interest expense, net	115,750	133,551	433,225
Share-based compensation	114,467	147,643	249,411
Non-Cash compensation	414,497	-	-
(Gain) loss on sale of assets	-	-	17,841
Income tax expense (benefit)	-	-	-
Non-GAAP adjusted EBITDA(1)	$790,515	$1,775,070	$49,193

GAAP Revenue	$3,730,010	$4,446,540	$2,332,658
Non-GAAP EBITDA Margin	21.2%	39.9%	2.1%

	Year Ended
	31-Dec-17	31-Dec-16

GAAP net income (loss)	$(278,705)	$(9,128,849)
Add back:
Depreciation and amortization	3,676,598	4,291,249
Share-based compensation	612,851	783,462
Non-cash compensation	414,497	-
Interest expense, net	559,064	1,299,667
Impairment of assets	-	1,413,028
(Gain) loss on sale of assets	(12,167)	(177,611)
Unrealized gain on warrant derivative	-	(28,301)
Income tax expense (benefit)	-	(2,000)
Non-GAAP Adjusted EBITDA(1)	$4,972,138	$(1,549,355)

GAAP Revenue	$15,595,659	$7,153,063
Non-GAAP EBITDA Margin	31.9%	NM

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full-year 2017
March 8, 2018

Superior Drilling Products, Inc.

Adjusted Income from Operations(1) Reconciliation
(unaudited)

	Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016

Income (loss) from operations	$(669,817)	$719,590	$(2,213,084)
Add back:
Atypical bonus expense	587,500	-	-
Impairment property, plant and equipment - held for sale	-	-	840,380
Non-GAAP adjusted income from operations	$(82,317)	$719,590	$(1,372,704)

GAAP Revenue	$3,730,010	$4,446,540	$2,332,658
Adjusted Operating Margin	-2.2%	16.2%	-58.8%

	Year Ended
	31-Dec-17	31-Dec-16

Income (loss) from operations	$224,523	$(8,245,996)
Add back:
Atypical bonus expense	587,500	-
Impairment property, plant and equipment - held for sale	-	840,380
Non-GAAP adjusted income from operations	$812,023	$(7,405,616)

GAAP Revenue	$15,595,659	$7,153,063
Adjusted Operating Margin	5.2%	-103.5%

(1) Adjusted income from operations is defined as income from operations as reported, adjusted for certain items and to apply a normalized tax rate. Adjusted income from operations is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measures as used by other companies. Nevertheless, the Company believes that providing non-GAAP information, such as adjusted income from operations, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year’s income from operations to the historical periods’ income from operations, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.

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